Exhibit 5.1

David J. Segre
+1 650 843 5335
dsegre@cooley.com

April 9, 2019
PagerDuty, Inc.
600 Townsend St., Suite 200
San Francisco, CA 94103
Ladies and Gentlemen:
You have requested our opinion, as counsel to PagerDuty, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement (No. 333-230323) on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering an underwritten public offering of up to 10,430,500 shares of the Company’s common stock, par value $0.000005 (“Shares”), which includes (i) up to 9,860,500 Shares to be sold by the Company (including up to 1,360,500 Shares that may be sold pursuant to the exercise of an option to purchase additional shares) (collectively, the “Company Shares”) and (ii) up to 570,000 to be sold by the selling stockholders identified in such Registration Statement (the “Stockholder Shares”).
In connection with this opinion, we have (i) examined and relied upon (a) the Registration Statement and Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as currently in effect as of the date hereof, (c) the forms of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws filed as Exhibits 3.3 and 3.4, to the Registration Statement, respectively, each of which is to be in effect prior to the closing of the offering contemplated by the Registration Statement and (d) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below and (ii) assumed that the Shares will be sold at a price established by the Board of Directors of the Company, or a duly constituted pricing committee thereof and that the Amended and Restated Certificate of Incorporation referred to in clause (i)(c) is filed with the Secretary of State of the State of Delaware before issuance of the Shares. We have undertaken no independent verification with respect to such matters.
We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.
Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Company Shares, when sold and issued against payment therefor as described in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable and (ii) the Stockholder Shares have been validly issued and are fully paid and non-assessable.

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130
t: (650) 843-5000 f: (650) 849-7400 cooley.com

PagerDuty, Inc.
April 9, 2019
Page Two
We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ David J. Segre
David J. Segre

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130
t: (650) 843-5000 f: (650) 849-7400 cooley.com